Exhibit 10.6

E M P L O Y M E N T    P R O P O S A L

Prepared by Conforce International, Inc.

For the consideration of:

MR. JOE DeROSE
Axis Polymer Services Inc.

Private and Confidential
(for discussion purposes only)

October 27, 2006

This letter will serve as confirmation of our proposal in connection with your potential employment with Conforce International Inc. (“Conforce”). Below are the key points of the proposal as per our discussion on October 18, 2006, and your subsequent email dated October 19, 2006:

TERM – The initial term of your employment under the terms and conditions as stated below will be for a period of 12 months from the commencement date of your employment with Conforce. The employment commencement date is currently projected to be November 1, 2006.

APPOINTMENT – Your title will be Vice President, Product Development. This position will be created within the infrastructure of the parent company, Conforce. Your responsibilities will focus primarily on the research, development and continued improvement of all new products for the company, such as EKO-FLOR for the container industry, the highway trailer industry, and the cruise line industry. These three items are all scheduled for development and/or launch within the next 12 months.

BASE SALARY – For the first three months of your employment, months one to three, your base salary will be the monthly sum of two thousand ($2,000) dollars payable bi-monthly on the 15th and 30th day of each month. During months four to six, your base salary will increase by five hundred dollars to two thousand, five hundred ($2,500) dollars per month. During months seven to nine, your base salary will increase by an additional five hundred dollars to three thousand ($3,000) dollars per month. During months ten to twelve, your base salary will increase by an additional five hundred dollars to three thousand, five hundred ($3,500) dollars per month.

STOCK COMPONENT “A” – A Conforce share certificate in the amount of ten thousand (10,000) shares will be issued, on the 30th day of each month during the term of your employment as described herein, in the name of Joe DeRose or Axis Polymer Services, to be decided by you. Such shares will be unrestricted for trade, and can be sold in whole or in part at any time, or accumulated at your sole discretion.

STOCK COMPONENT “B” – At the end of the employment term as described herein, a share certificate in the amount of two hundred thousand (200,000) shares will be issued in the name of Joe DeRose or Axis Polymer Services, to be decided by you. Such shares will be unrestricted for trade and can be sold in whole or in part at any time at your sole discretion

STOCK OPTIONS – As a senior officer of Conforce, you will be entitled to receive annual stock options, the amount of which will be determined at such time as a compensation committee has been appointed by the Board of Directors of Conforce.

The above items will be renegotiated for renewal 30 days prior to the expiry of the twelve (12) month term of your employment.

Employment Proposal from Conforce to Mr. Joe DeRose

Joe, should you have any questions or comments, please do not hesitate to contact me at your convenience. I look forward to working together in a manner that I believe will be of great benefit to both you and Conforce. There are significant opportunities ahead, and I look forward to you being an integral part of our growth. If you accept the terms and conditions as set forth in this Employment Proposal, please so indicate by signing two copies of this document in the space provided below.

Yours Truly,

Marino Kulas
President & CEO
Conforce International, Inc.

Dated this                                 day of                                                       , 2006.

Joe DeRose